EXHIBIT 99.1

Contact:	Pressley A. Ridgill, President Michael W. Shelton, EVP and CFO 336-369-0900
NewBridge Bancorp Records Fourth Quarter Charges
GREENSBORO, N.C. – January 22, 2008 – NewBridge Bancorp (NASDAQ:NBBC), the parent company of NewBridge Bank, today announced that it recorded various charges in the fourth quarter of 2007 in connection with evaluations of its credit portfolio and expense reductions resulting from the merger of LSB Bancshares, Inc. and FNB Financial Services Corporation.
Charges in the fourth quarter of 2007 are expected to include:
•	Provisions for credit losses of $14.4 million. This includes net charge-offs of approximately $4.4 million. It also includes $5.2 million in specific reserves on loans primarily as a result of weakening credit quality following the recent downturn in the real estate market and volatility in economic conditions. It also includes $1.7 million to provide adequate reserves stemming from a weakening in the loan portfolio of the consumer finance subsidiary of NewBridge Bank.
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•	Write downs of $2.6 million in the value of other real estate owned. Approximately $2.0 million of that amount reflects management’s current intention to liquidate a partially completed condominium project in Georgetown, SC.

•	$1.8 million in personnel costs related to early retirement, severance and employee retention payments. Through a planned workforce reduction program, the Company has eliminated 88 full-time equivalent positions since December 31, 2006.

•	Other operating expenses including $1.4 million of merger-related professional fees, marketing, processing system conversion expenses, and costs of the Company’s campaign to introduce its NewBridge Bank brand.
The Company expects that its results for the year ended December 31, 2007 will reflect a loss after recognition of these non-recurring charges and expenses of approximately $5.2 million to $6.2 million. The Company anticipates the Company’s and the Bank’s well capitalized regulatory status will not be impaired by a loss within that estimated range. The Company anticipates that it will complete its internal accounting processes in the near term and will release its report of unaudited results for 2007 by the end of January.
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Pressley A. Ridgill, President of the Company and NewBridge Bank, said, “A critical component of the success of the merger of equals was our willingness to make the tough decisions necessary to obtain the opportunities for the future presented by the integration of LSB and FNB into NewBridge Bancorp. We relied upon transition, integration and expense reduction teams composed of dedicated employees from all levels of management throughout our system to identify the steps which could be taken. It then became the duty of senior management to make these final and difficult decisions. It has not been an easy process, but I believe that we have positioned the Company for success.”
He said that the Company had taken a disciplined approach to its evaluations and expense reduction programs and that previously stated savings of $5 million estimated in the February 27, 2007 announcement of the merger of equals would likely be closer to $8 million in 2008.
     “We recognized in our decisions to effect the merger of equals that significant and non-recurring charges and expenses would be necessary in 2007 in order for NewBridge Bank to be able to operate efficiently in the future and with the asset quality and earnings of a well managed bank. We are now ready for that future,” said Mr. Ridgill.
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About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, which is a state chartered community bank with headquarters in the Piedmont region of North Carolina. NewBridge Bank offers financial planning and investment alternatives such as mutual funds and annuities through Raymond James Financial Services, Inc., the Bank’s dealer broker, and small consumer loans and dealer financing through Peoples Finance Company of Lexington, Inc.
NewBridge Bank ranks among the 10 largest banks in North Carolina with assets of approximately $2 billion.  The Bank has 40 banking offices in the Piedmont Triad of North Carolina, the Wilmington, NC area and the area surrounding Harrisonburg, VA. It maintains operations facilities in Lexington and Reidsville, NC.  The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”
Disclosures About Forward Looking Statements        The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge Bancorp and its management about future events. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general conditions.
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